Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297138

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus dated July 10, 2026)

SUNPOWER INC.

Up to 8,472,371 Shares of Common Stock

Up to 380,000 Shares of Common Stock Issuable Upon Exercise of a Warrant

Up to 4,424,779 Shares of Common Stock Issuable Upon Conversion of Convertible Notes

This prospectus supplement supplements the prospectus dated July 10, 2026 (as amended or supplemented, the “prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-297138). This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in (the “Supplemental Information”) (i) our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2026, (ii) our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2026, and (iii) our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2026 (collectively, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement with respect to the Supplemental Information.

The prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the prospectus or their permitted transferees (the “Selling Securityholders”) of up to 13,277,150 shares of our common stock, par value $0.0001 per share (the “common stock”), consisting of: (i) 6,666,666 shares of common stock (the “Sunder Shares”) previously issued by us pursuant to the Amendment and Agreement, dated as of March 5, 2026 (the “Sunder Amendment”), relating to the Membership Interest Purchase Agreement (the “Sunder Purchase Agreement”), dated September 21, 2025, by and among the Company, Complete Solar, Inc., Sunder Energy LLC (“Sunder”) and Chicken Parm Pizza LLC (“CPP”), in connection with our acquisition of Sunder; (ii) up to 1,805,705 shares of common stock (the “Cobalt Shares”) previously issued pursuant to the Share Purchase Agreement, dated January 30, 2026, by and among the Company, Cobalt Power Systems, Inc. (“Cobalt”) and the selling shareholders (the “Selling Shareholders”) party thereto (the “Cobalt Purchase Agreement” and, together with the Sunder Purchase Agreement, the “Acquisition Agreements”) in connection with our acquisition of Cobalt; (iii) up to 380,000 shares of common stock (the “Ayna Shares”) that are issuable upon the exercise of the warrant to purchase common stock (the “Ayna 2026 Warrant”) originally issued in a private placement to Ayna.AI LLC (“Ayna”); and (iv) up to 4,424,779 shares of common stock (the “Conversion Shares” and, collectively with the Sunder Shares, the Cobalt Shares and the Ayna Shares, the “Offered Securities”) issuable upon conversion of a 10% convertible senior secured note due 2029 in the original principal amount of $5.0 million (the “Secured Note”). The Sunder Shares were issued by us to CPP pursuant to the Sunder Amendment on April 8, 2026. The Cobalt Shares were issued by us to the Selling Shareholders pursuant to the Cobalt Purchase Agreement on February 2, 2026. The Ayna 2026 Warrant was issued by us effective January 1, 2026. The 10% Note was issued by us on May 20, 2026 pursuant to the Note Purchase Agreement, dated May 19, 2026, between the Company and the Selling Securityholder party thereto.

See “Prospectus Summary” for a description of the Acquisition Agreements, the Ambia Acquisition and the Sunder Acquisition and the 7% Notes and “Selling Securityholders“ for additional information regarding the Selling Securityholders.

We are not selling any securities under he prospectus and this prospectus supplement and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholders.

The Selling Securityholders may sell or otherwise dispose of the shares of common stock described in he prospectus and this prospectus supplement in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholders may sell or otherwise dispose of the shares of common stock being registered pursuant to he prospectus and this prospectus supplement. None of the Selling Securityholders are an “underwriter” with respect to the securities registered hereunder within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholders will pay all brokerage fees and commissions and similar expenses attributable to the sales of its common stock. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Shares of our common stock are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SPWR”. On July 20, 2026, the closing price of our common stock was $0.6063.

This prospectus supplement should be read in conjunction with the prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to the prospectus and this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated July 23, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2026

SunPower Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45700 Northport Loop East, Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 270-2507

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPWR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SPWRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2026, SunPower Inc (the “Company”) announced that Jeanne Nguyen, the Company’s former Chief Accounting Officer, has departed from the Company effective July 8, 2026.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunPower Inc.
Dated: July 14, 2026
	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2026

SunPower Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1403 N. Research Way, Orem, UT	84097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 299-4943

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPWR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SPWRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

On July 17, 2026, SunPower Inc. (the “Company”) entered into OTC Equity Prepaid Forward Transaction Settlement Agreements (the “FPA Settlement Agreements”) with funds and accounts managed by Polar Asset Management Partners Inc., Meteora Capital, LLC and Sandia Investment Management LP (the “FPA Sellers”). The FPA Settlement Agreements memorialize the agreements between the Company and each FPA Seller with respect to (i) the settlement amount adjustment payable by the Company under each of the confirmations regarding OTC Equity Prepaid Forward Transactions, each dated July 13, 2023 (the “Forward Purchase Agreements”), (ii) the Company’s election to pay the settlement amount adjustments by issuing an aggregate of 17,900,462 shares of common stock pursuant to the FPA Settlement Agreements (the “Initial FPA Shares”), (iii) certain mechanics for determining whether any further shares of common stock are issuable as a result of the trading price of the common stock during the valuation period under the FPA Settlement Agreements and the Forward Purchase Agreements (the “Additional FPA Shares”), and (iv) in the case of one FPA Seller, the obligation to make monthly cash amortization payments of $50,000 beginning on October 31, 2026 if such FPA Seller has not realized its full settlement amount adjustment through the sale of shares of common stock on or before such date. The FPA Settlement Agreements also include registration rights with respect to the shares of common stock issued or issuable pursuant to the FPA Settlement Agreements and related Forward Purchase Agreements.

The foregoing summary of the FPA Settlement Agreements is qualified in its entirety by reference to the FPA Settlement Agreements attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, and such Exhibits are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company issued the Initial FPA Shares and will issue, if applicable, any Additional FPA Shares (collectively, the “FPA Shares”) in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The FPA Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	OTC Equity Prepaid Forward Transaction Settlement Agreement dated July 17, 2026 between SunPower Inc. and Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP
10.2	OTC Equity Prepaid Forward Transaction Settlement Agreement dated July 17, 2026 between SunPower Inc. and Polar Multi-Strategy Master Fund
10.3	OTC Equity Prepaid Forward Transaction Settlement Agreement dated July 17, 2026 between SunPower Inc. and Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunPower Inc.
Dated: July 22, 2026
	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2026

SunPower Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1403 N. Research Way, Orem, UT	84097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 299-4943

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPWR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SPWRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 21, 2026, SunPower Inc. (the “Company”) received written notice (the “Notice”) from the Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.

The Notice does not impact the listing of the Company’s common stock on The Nasdaq Global Market at this time. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days before January 19, 2027. In the event that the Company does not regain compliance within this 180-day period, subject to compliance with certain further requirements, the Company may be eligible to seek an additional compliance period of 180 calendar days if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period by effecting a reverse stock split if necessary. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice to the Company that its common stock will be subject to delisting.

The Company intends to actively monitor the closing bid price of its common stock and will evaluate available options to regain compliance with the minimum bid price requirement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunPower Inc.

Dated: July 22, 2026	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

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